UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Adolph Coors Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a press release issued by Molson Inc. on October 14, 2004.
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRESS RELEASE—For immediate release

MOLSON RESPONDS TO SHAREHOLDER INPUT

Option holders will not vote on merits of transaction;
Management defers change of control payments

        Montreal October 14, 2004—Molson today announced modifications to its proposed merger with Coors to address concerns raised by some institutional shareholders and pertaining to option holder voting rights and to compensation provisions relating to two key senior executives. The company believes these changes address the concerns raised by institutional shareholders and will now allow shareholders to focus on the financial, operating and strategic benefits of the proposed merger.

Separate Voting Rights for Option Holders

        Option holders will not vote on the merits of the merger. They will vote separately and exclusively on the issue of converting their Molson options into Molson Coors options. The result of this vote will not affect whether the merger goes ahead. Senior management and Board members, who together own more than 66 2/3 of all outstanding options, have already committed to vote in favour of the option conversion.

        The proposed voting provisions recognize that the legal rights of the optionholders are being affected by the merger, while at the same time addressing the concerns that shareholders should have a clear right to determine whether or not the merger should proceed. Molson has discussed the voting provisions with the office of the CBCA Director and intends to put forward the proposal to the court in its upcoming application with respect to the merger.

Change of Control Payments

        Separately, Molson is announcing the following changes to certain contractual executive compensation provisions described in the preliminary proxy filing. These changes are being made as a result of recommendations voluntarily put forward by Daniel J. O'Neill, Chief Executive of Molson and Robert Coallier, Executive Vice President Corporate Strategy and International Operations in the interest of facilitating the timely approval and success of the Molson Coors merger:

  •
  Mr. O'Neill will not receive any payment on change of control. Rather, in the event of his leaving the Company within 24 months of the change of control, he will be entitled to his change of control payment in lieu of severance. Mr. Coallier will only receive a change of control payment in lieu of severance upon his resignation or termination.

  •
  Mr. O'Neill has also recommended that his 800,000 performance-based options and 50,000 restricted share units be converted into Molson Coors options/restricted share units and be subject to similar performance-related triggers.

        Each of these proposals has been discussed with several shareholder groups, including Ontario Teachers Pension Plan, and Caisse de Dépôt et Placement du Québec. These shareholder groups have indicated that they are supportive of the solutions relating to option holder voting and executive compensation and that the solutions address their previously stated concerns.

        These proposals were also discussed with Coors that has agreed to an amendment of the July 21st 2004 Plan of arrangement with respect to the optionholder vote.

        Molson Inc. (TSX: MOL.A) is one of the world's largest brewers of quality beer with operations in Canada, Brazil and the United States. A global brewer with $3.5 billion in gross annual sales, Molson traces its roots back to 1786 making it North America's oldest beer brand. Committed to brewing excellence, Molson combines the finest natural ingredients with the highest standards of quality to produce an award-winning portfolio of beers including Molson Canadian, Molson Export, Molson Dry, Rickard's, Marca Bavaria, Kaiser and Bavaria.

FOR MORE INFORMATION:
Media	Investors and analysts
Sylvia Morin	Danielle Dagenais
Senior Vice President, Corporate Affairs	Vice President, Investor Relations
(514) 590-6345	(514) 599-5392

Shareholders are urged to read the definitive joint proxy statement/management information circular regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders will be able to obtain a free copy of the definitive joint proxy statement/management information circular at the web site of the United States Securities and Exchange Commission at http://www.sec.gov. Copies of the definitive joint proxy statement/management information circular can be obtained, without charge, by directing a request to Molson Inc., 1555 Notre Dame Street East, Montreal, Quebec, Canada, H2L 2R5, Attention: Investor Relations, (514) 599-5392. The respective directors and executive officers of Molson and Coors and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Molson's and Coors's directors and executive officers, and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary joint proxy statement/management information circular filed with SEDAR and the United States Securities and Exchange Commission.